EXHIBIT 23.1
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                        [Neff & Company, LLP letterhead]




                       Consent of Independent Accountants



Board of Directors
GFSB Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 333-07131) on Form S-8 of GFSB Bancorp, Inc. of our report dated August 14, 1998, relating to the consolidated statement of financial condition of GFSB Bancorp, Inc. as of June 30, 1998, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year ending June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-KSB of GFSB Bancorp, Inc.



                                            /s/ Neff & Company, LLP


^October 7, 1998
Albuquerque, New Mexico